Exhibit 99.2

INVESTOR CONFERENCE CALL - September 14, 2009

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2010 first quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2010 first quarter investor conference call. The agenda for today’s call will include a discussion of our first quarter financial results and our fiscal year 2010 financial expectations. In addition, I will discuss market conditions and conclude with a review of our strategic development.
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During our fiscal year 2010 first quarter ended July 31, 2009, WPCS reported net income of $435,000 or earnings of $0.06 per diluted share compared to net income of $293,000 or $0.04 per diluted share during the fourth quarter ended April 30th, 2009 and compared to net income of $838,000 or earnings of $0.12 per diluted share during the same period last year.

Revenue during the first quarter was $25.3 million compared to $24.7 million during the fourth quarter ended April 30th, 2009 and compared to $28.3 million during last year’s first quarter. For the first quarter, the revenue segmentation during the first quarter was 28% wireless communication, 14% specialty construction and 58% electrical power.

Consolidated gross margin during the first quarter was 28% compared to 29% during the same period last year, however, sequentially, our gross margin improved from 26% to 28%. SG&A expense as a percent of revenue was approximately 23% compared to 21% last year. Actual SG&A expenses are down year over year however the lower first quarter revenue production explains the increase in SG&A as a percentage of revenue.

In regards to our balance sheet, WPCS continues to maintain a strong position with $8.6 million in cash, $21.6 million in working capital and $5.6 million of credit line borrowings. Our credit line borrowing to working capital ratio remains favorably low at 26%. We continue to view this ratio as an important indicator of our financial strength and ability to finance our growth from our operations.

Accounts receivable collections remain stable with DSOs averaging 69 days which is within our expectations. As of July 31, 2009, WPCS had a backlog of $32 million and a bid list of $161 million. Most importantly, WPCS generated $2.8 million in cash from operations during the first quarter.
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Overall, we are pleased with the first quarter results as we saw a sequential increase in our revenue, gross margins and earnings. WPCS is reaffirming its guidance for fiscal year 2010 of $112 million in revenue, $2.2 million to $2.4 million in net income and $0.31 to $0.34 in fully diluted earnings per share. We believe the company is operating efficiently and is poised for earnings growth with anticipated higher revenue in the quarters ahead.

In the public services sector, which remains our largest sector representing 58% of our current backlog, the fiscal stimulus package enacted in February 2009 continues to be slow in developing due to the state government administrative efforts required in identifying projects, applying for funding and allocating proper staff to disburse and monitor funds. It has been estimated that as of August 31, 2009, only 16% of the $800 billion in fiscal stimulus has been distributed.

This will explain our lower sequential backlog as the conversion of bids to backlog is progressing at a slower pace. Even though there is a protracted disbursement of fiscal stimulus funds, WPCS is still maintaining a healthy financial position. In addition, the bid activity remains very high which indicates to us that an increase in expenditures is forthcoming. Therefore, we believe that we are in a position to accelerate earnings as the fiscal stimulus package increases its disbursements over the next several months.

Looking at the composition of the backlog, approximately 58% is comprised of public services projects, 24% in healthcare projects, 3% in energy projects and 15% in corporate enterprise projects. In regards to bids, 60% are for public services projects, 20% for healthcare projects, 2% for energy projects and 18% for corporate enterprise projects.

We believe the company is recognizing a trough in backlog and we are anticipating an increase of backlog activity in the quarters ahead. In the healthcare, corporate enterprise and international sectors, we are seeing a respectable level of bid activity for communication infrastructure services relative to the economic conditions. The increase in corporate enterprise activity is encouraging and is viewed by our management team as a sign of economic improvement.

At the moment, due to the uncertainty in healthcare reform legislation, the healthcare infrastructure market is experiencing moderate growth. There is no question that infrastructure is required due to the aging population but many healthcare networks are trying to determine what governmental incentives for infrastructure may exist in the near future. The bid activity in healthcare is respectable but it has the potential to expand rapidly once there is legislative certainty.

The same legislative uncertainty is affecting the energy infrastructure market and it revolves around the proposals regarding cap and trade policy. However, unlike the healthcare infrastructure market where often times there is no choice but to invest in infrastructure due to the demands of the aging population, the energy infrastructure market does not have the pressure to build alternative energy infrastructure because it can revert back to basic energy production provided oil prices remain stable. In addition, the capital expenditures for infrastructure and its return on investment remain protracted due to the moderate price of oil.

This does not change the fact that the need for alternative energy infrastructure in the future is significant and can be triggered in the quarters ahead by inflationary pressure and a weaker dollar leading to a higher price for oil. At the moment, there is a lot of wait and see in the energy infrastructure market but again, it is a market that has tremendous potential.

We believe that WPCS is positioned very well to take advantage of the opportunities that lay ahead in healthcare and energy because these are markets that cannot avoid the future demand for infrastructure. WPCS has a great reputation in these markets which should translate into earnings growth for shareholders.
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In regards to our strategic development, WPCS is focused on organic growth opportunities and market development. We are considering some acquisitions that will enhance our engineering capability, expand our customer base and broaden our geographic coverage. Any current acquisitions would be funded through cash from operations.
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In conclusion, the WPCS management team continues to feel confident that fiscal year 2010 will be a year of opportunity and improved earnings. WPCS is building a foundation of consistent profitability and efficiency as we plan for a higher level of earnings growth while expanding our design-build engineering services for communications infrastructure on a global scale. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and you can be removed from the queue by pressing the number sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2009 third quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and using 80444 # as the pass code. This will conclude the call.